Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ACQUIRES HONEY CREEK COMMONS

OAK BROOK, Ill. (January 13, 2006) – Inland Real Estate Corporation (NYSE: IRC) today announced the acquisition of Honey Creek Commons, a newly constructed 179,100 square-foot power retail center located in Terre Haute, Indiana. The Company paid the seller approximately $23.8 million at the closing, and may make future contingent payments aggregating approximately $2.9 million as currently vacant space is leased. Honey Creek Commons is anchored by a Kohl’s store and includes Linens ‘N Things, TJ Maxx, Dressbarn, David’s Bridal, Panera Bread and other retailers.

Honey Creek Commons is located along the west side of US Route 41/150, less than three miles south of Interstate 70 in Terre Haute, Indiana. Terre Haute is considered to be the largest retail market in west central Indiana.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns and manages 143 neighborhood, community and single-tenant retail centers located in the midwestern United States. Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.